June 2013 Preliminary Terms No. 36 Registration Statement No. 333-177923 Dated June 11, 2013 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015

Performance Leveraged Upside SecuritiesSM

The PLUS offered are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. MS-1-I, underlying supplement no. 1-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, if the ETF Shares have increased in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the ETF Shares, subject to a maximum payment at maturity. However, if the ETF Shares have decreased in price, at maturity investors will lose 1% for every 1% decline. The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the ETF Shares. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the price of one ETF Share on the valuation date. All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co. The investor may lose some or all of the stated principal amount of the PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	January 2, 2015, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-I
ETF Shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Reference index:	MSCI Emerging Markets Index
Aggregate principal amount:	$
Payment at maturity:	If the final share price is greater than the initial share price, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price, for each $10 stated principal amount PLUS,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:	$10 × leverage factor × share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, divided by the adjustment factor
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of PLUS — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-1-I.
Final share price:	The closing price of one ETF Share on the valuation date
Valuation date:	December 29, 2014, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-I
Leverage factor:	200%
Maximum payment at maturity:	$12.15 to $12.55 (121.50% to 125.50% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $12.15 or greater than $12.55 per PLUS.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	June , 2013 (expected to price on or about June 28, 2013)
Original issue date:	July , 2013 (3 business days after the pricing date)
CUSIP / ISIN:	48126H837 / US48126H8372
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per PLUS	$10.00	$0.20	$9.80
Total	$	$	$
(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per PLUS. Please see “Syndicate Information” on page 12 for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.20 per $10 stated principal amount PLUS. See “Underwriting (Conflicts of Interest)” beginning on page PS-46 of the accompanying product supplement no. MS-1-I.

If the PLUS priced today and assuming a maximum payment at maturity equal to the middle of the range listed above, the estimated value of the PLUS as determined by JPMS would be approximately $9.721 per $10 stated principal amount PLUS. JPMS’s estimated value of the PLUS, when the terms of the PLUS are set, will be provided by JPMS in the pricing supplement and will not be less than $9.35 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document for additional information.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement no. MS-1-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1I and “Risk Factors” beginning on page 4 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. MS-1-I, UNDERLYING SUPPLEMENT NO. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the PLUS” at the end of this document.

Product supplement no. MS-1-I dated November 22, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007774/e46120_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the ETF Shares that enhances returns for a certain range of positive performance of the ETF Shares.
▪	To enhance returns and potentially outperform the ETF Shares in a moderately bullish scenario.
▪	To potentially achieve similar levels of upside exposure to the ETF Shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the ETF Shares.

Maturity:	Approximately 18 months
Leverage factor:	200%
Maximum payment at maturity:	$12.15 to $12.55 per PLUS (121.50% to 125.50% of the stated principal amount). The actual maximum payment at maturity will be provided in the pricing supplement.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset. If the asset has decreased in value, investors are fully exposed to the negative performance of the asset. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline. Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the ETF Shares.
Upside Scenario	The ETF Shares increase in price and, at maturity, the PLUS pay the stated principal amount of $10 plus 200% of the share percent increase, subject to the maximum payment at maturity of $12.15 to $12.55 (121.50% to 125.50% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Par Scenario	The final share price is equal to the initial share price and, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario	The ETF Shares decline in price and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final share price from the initial share price. (Example: if the ETF Shares decrease in price by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $8 per PLUS.)
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PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$12.35 per PLUS (123.50% of the stated principal amount) (which represents the midpoint of the range of $12.15 to $12.55)*

*If the actual maximum payment at maturity as provided in the pricing supplement is less than $12.35, your return, if any, may be lower than the returns shown below.

PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final share price is greater than the initial share price, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus 200% of the appreciation of the ETF Shares over the term of the PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the PLUS, an investor will realize the hypothetical maximum payment at maturity at a final share price of approximately 111.75% of the initial share price.
▪	Par Scenario. If the final share price is equal to the initial share price, investors will receive the stated principal amount of $10 per PLUS.
▪	Downside Scenario. If the final share price is less than the initial share price, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price.
▪	For example, if the ETF Shares depreciate 50%, investors will lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-12 of the accompanying product supplement no. MS-1-I and “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	PLUS do not pay interest or guarantee return of any principal and your investment in the PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the initial share price, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the price of the ETF Shares and may be zero.
▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of PLUS is limited by the maximum payment at maturity of $12.15 to $12.55 (121.50% to 125.50% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement. Although the leverage factor provides 200% exposure to any increase in the final share price as compared to the initial share price on the valuation date, because the maximum payment at maturity will be limited to 121.50% to 125.50% of the stated principal amount for the PLUS, any increase in the final share price by more than 10.75% (in the case where the maximum payment at maturity is 121.50% of the stated principal amount) to 12.75% (in the case where the maximum payment at maturity is 125.50% of the stated principal amount) will not further increase the return on the PLUS.
▪	The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS when the terms of the PLUS are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial share price and the final share price and will calculate the amount of payment you will receive at maturity, if any. Any of these determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares, and any anti-dilution adjustments, may affect the payout to you at maturity. Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines. Please refer to “Risk Factors — Risks Relating to the PLUS Generally” in the accompanying product supplement no. MS-1-I for additional information about these risks.
▪	JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS. JPMS’s estimated value is only an estimate using several factors. The original issue price of the PLUS will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.
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PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

▪	JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates. JPMS’s estimated value of the PLUS is determined by reference to JPMS’s internal pricing models when the terms of the PLUS are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for PLUS that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.
▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the PLUS to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.
▪	The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS. Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS. As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the PLUS will be impacted by many economic and market factors. The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the underlying index, including any actual or potential change in our creditworthiness or credit spreads, customary bid-ask spreads for similarly sized trades, secondary market credit spreads for structured debt issuances, the value, expected volatility and dividend yield of the ETF shares, interest and yield rates, time remaining to maturity, the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which securities underlying the ETF Shares are traded and the correlation between that rate and the price of ETF Shares, the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the adjustment factor and a variety of other economic, financial, political, regulatory and judicial events.
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PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

▪	Investing in the PLUS is not equivalent to investing in the ETF Shares. Investing in the PLUS is not equivalent to investing in the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the reference index or the stocks underlying the ETF Shares or the reference index.
▪	Adjustments to the ETF Shares or to the reference index could adversely affect the value of the PLUS. BlackRock Fund Advisors is currently the investment adviser to the ETF Shares, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the reference index. MSCI Inc. (“MSCI”) is responsible for designing and maintaining the reference index. MSCI can add, delete or substitute the stocks underlying the reference index or make other methodological changes that could change the value of the reference index. Pursuant to an investment strategy or otherwise, the investment adviser to the ETF Shares may add, delete or substitute the stocks underlying the ETF Shares. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the PLUS.
▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on the NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares, and consequently, the value of the PLUS.
▪	We have no affiliation with the ETF Shares. To our knowledge, we are not currently affiliated with any issuers of the stocks underlying the ETF Shares or the reference index. We have not independently verified any of the information about the ETF Shares and the reference index contained in these preliminary terms or in product supplement no. MS-1-I. You should make your own investigation into the ETF Shares and the reference index. We are not responsible for the ETF Shares’ public disclosure of information, whether contained in SEC filings or otherwise.
▪	There are differences between the ETF Shares and the reference index. The ETF Shares do not fully replicate the reference index, may hold securities not included in the reference index and their performance will reflect additional transaction costs and fees that are not included in the calculation of the reference index, all of which may lead to a lack of correlation between the ETF Shares and the reference index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the reference index. Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the reference index.
▪	The PLUS are subject to currency exchange risk. Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying the ETF Shares are traded. Your net exposure will depend on the extent to which the currencies in which securities underlying the ETF Shares are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities underlying the ETF Shares are traded, the net asset value of the ETF Shares will be adversely affected and the amount we pay you at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

▪ existing and expected rates of inflation;

▪ existing and expected interest rate levels;

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PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

▪ the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

▪ political, civil or military unrest in the component countries and the United States; and

▪ the extent of government surpluses or deficits in the component countries and the United States of America

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪ The PLUS entail non-U.S. securities emerging markets risk. The equity securities that compose the ETF Shares have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

▪	Owning the PLUS is not the same as owning the ETF Shares. Owning the PLUS is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the PLUS. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the PLUS may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the PLUS declines.
▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the PLUS may be materially and adversely affected.
▪	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the ETF Shares, and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could potentially increase the level that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the PLUS. Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.
▪	Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. JPMS may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.
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PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

▪	The terms and valuation of the PLUS will be provided in the pricing supplement. The final terms of the PLUS will be based on relevant market conditions when the terms of the PLUS are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value and the maximum payment at maturity will be provided in the pricing supplement and may be as low as the minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the PLUS based on the minimums for JPMS’s estimated value and the maximum payment at maturity.
▪	The tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the PLUS. The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information About the PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the PLUS are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to PLUS held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

June 2013	Page 8

PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

iShares® MSCI Emerging Markets Index Fund Overview

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company. iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. BlackRock Fund Advisors (“BFA”) is currently the investment adviser for the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. The iShares® MSCI Emerging Markets Index Fund is described under the heading “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

Information as of market close on June 10, 2013:

Bloomberg Ticker Symbol:	EEM
Current Share Price:	$40.12
52 Weeks Ago:	$38.26
52 Week High (on 1/2/2013):	$45.20
52 Week Low (on 6/25/2012):	$37.07

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 1, 2008 through June 10, 2013. The graph following the table sets forth the daily closing prices of the ETF Shares during the same period. The closing price of one ETF Share on June 10, 2013 was $40.12. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

iShares® MSCI Emerging Markets Index Fund	High ($)	Low ($)	Period End ($)
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.77	47.62
2011
First Quarter	48.69	44.63	48.69
Second Quarter	50.21	45.50	47.60
Third Quarter	48.46	34.95	35.07
Fourth Quarter	42.80	34.36	37.94
2012
First Quarter	44.76	38.23	42.94
Second Quarter	43.54	36.68	39.19
Third Quarter	42.37	37.42	41.32
Fourth Quarter	44.35	40.14	44.35
2013
First Quarter	45.20	41.80	42.78
Second Quarter (through June 10, 2013)	44.23	40.12	40.12

June 2013	Page 9

PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

Shares of the iShares® MSCI Emerging Markets Index Fund Daily Closing Prices January 2, 2008 to June 10, 2013

This document relates only to the PLUS offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph, without independent verification. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

The MSCI Emerging Markets Index. We have derived all information contained in these preliminary terms regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). The MSCI Emerging Markets Index is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. The MSCI Emerging Markets Index is described under the heading “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1-I.

June 2013	Page 10

PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of the PLUS at the issue price. The PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on your PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the PLUS are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to PLUS held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

June 2013	Page 11

PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the PLUS:

JPMS’s estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the PLUS is determined when the terms of the PLUS are set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the PLUS will be lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS. See “Risk Factors — JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS” in this document.

Secondary market prices of the PLUS:	For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS. The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period.”
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the PLUS.

The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS. See “How the PLUS Work” in this document for an illustration of the risk-return profile of the PLUS and “iShares® MSCI Emerging Markets Index Fund Overview” in this document for a description of the market exposure provided by the PLUS.

The original issue price of the PLUS is equal to JPMS’s estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

For purposes of the PLUS offered by this document, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. MS-1-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-1-I.
June 2013	Page 12

PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. MS-1-I.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or Morgan Stanley Wealth Management’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).
Where you can find more information:

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. MS-1-I, underlying supplement no. 1-I and these preliminary terms if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. MS-1-I dated November 22, 2011 and underlying supplement no. 1-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-1-I, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-I dated November 22, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007774/e46120_424b2.pdf

• Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

• Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

June 2013	Page 13

PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 2, 2015
Performance Leveraged Upside SecuritiesSM

Syndicate Information
Aggregate Stated Principal Amount of PLUS for Any Single Investor	Price to Public per PLUS	Commissions per PLUS
<$1MM	$10.0000	$0.2000
≥$1MM and <$3MM	$9.9625	$0.1625
≥$3MM and <$5MM	$9.9438	$0.1438
≥$5MM	$9.9250	$0.1250

Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Morgan Stanley Wealth Management repurchases the PLUS distributed by such brokers.

June 2013	Page 14